Exhibit 10.25
November 6, 2024

Jay Geldmacher
Re:    Terms and Conditions of Employment

Dear Jay:
As discussed, you have notified the Board of Directors (the "Board") of Resideo Technologies, Inc. ("Resideo" or the "Company") of your intention to retire from the Company, and the Board has begun the process of conducting a search for a new President and Chief Executive Officer. In order to effectuate a smooth transition for the Company and for the new CEO, the Board and you have agreed that you will remain employed by the Company for a period of six (6) months following the date a new CEO commences employment as CEO (the "Transition Date") or until September 30, 2025, whichever is later. Below sets out the terms and conditions of your employment going forward.

Position and Reporting Structure:
•Between now and the Transition Date, your position and reporting structure remain unchanged.
•Effective upon the Transition Date, you will move into the role of Senior Vice President, Executive Advisor, a non-officer role, reporting to the new CEO, and will resign from the Board.

Base Salary:

•Between now and your separation date, your annual base salary will remain unchanged at $1,066,000. For avoidance of doubt, you will not be eligible for an annual merit increase in 2025.

Annual Incentive Plan:
•2024 Performance Year: Your target annual bonus percentage remains 150% of your base salary earnings for performance year 2024.
•2025 Performance Year:
◦If the Transition Date is prior to December 31, 2025, in recognition of your agreement to assist with the CEO transition, you will receive a pro-rated target bonus payment based on the period January 1, 2025 through the Transition Date, payable either within 30 days following your separation or at the time other participants receive their bonus payments, whichever is earlier; and
◦If the Transition Date is on or after December 31, 2025, you will receive a full year bonus payment calculated based upon financial results against Resideo Bonus Plan metrics, payable at or around the same time other participants receive their bonus payments (which shall be no later than March 31, 2026).

Annual Long-term Incentive Compensation: You will no longer be eligible for annual equity grants. However, in recognition of you agreeing to assist with the CEO transition, your previously issued equity award agreements shall be amended to provide for (1) with respect to restricted stock units, a pro-rated portion of the units will be accelerated to vest upon your separation date, provided you remain employed for at least six (6) months following the Transition Date; and (2) with respect to performance

Exhibit 10.25
stock units ("PSUs"), you will be eligible to receive a pro-rated portion, based upon your separation date, of the units that would have vested based upon actual performance against PSU metrics following completion of the relevant performance cycle. For purposes of the RSUs, the number of units subject to such accelerated vesting will be determined by multiplying the number of units originally subject to the award by a fraction, the numerator of which is the number of days you were actively employed before your separation date from the award date, and the denominator of which is the total number of days from the award date to the final scheduled vesting date, and then subtracting the number of units previously vested under the award. For purposes of the PSUs, the number of units subject to such continued vesting shall be determined by multiplying the number of target units by a fraction, the numerator of which is the number of days you were actively employed before your separation date from the first day of the applicable performance cycle, and the denominator of which is the total number of days from the first day of the performance cycle to the last day of the performance cycle.

Excess Liability Insurance: Throughout your employment, Resideo will continue to pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.

Executive Physical: Throughout your employment, you will remain eligible for the annual executive physical program.

Other Benefits: For avoidance of doubt, you acknowledge that:
•As of the date of this agreement, you will no longer be covered under the Resideo Technologies, Inc. Severance Plan for Designated Officers or any other Company severance plan, and will not be eligible for severance upon your separation; and
•As of the Transition Date, you will no longer be eligible to utilize a private jet at the Company's expense, whether for business or commuting purposes.

Exhibit 10.25

ACCEPTANCE OF TERMS
Please indicate your acceptance of these terms by electronically signing this letter via Docusign.
If you have any questions or need further information, please contact either me, Jeannine Lane, EVP, General Counsel and Corporate Secretary, or Steve Kelly, EVP and Chief Human Resources Officer.

Thank you for your contributions to Resideo.
Best,

/s/ Sharon Wienbar
Sharon Wienbar
Chair of the Compensation & Human Capital Management Committee of the Board
Date: November 6, 2024

Read and Accepted:

/s/ Jay Geldmacher
JAY GELDMACHER

November 6, 2024
Date